STRICTLY PRIVATE AND CONFIDENTIAL
APPLICATION PROGRAMMING INTERFACE LICENSE SUBSCRIPTION AGREEMENT
This Application Programming Interface (API) License Subscription Agreement (this "Agreement") is entered into on 11th day of September, 2025, by and between Kore US Inc., a USA registered company ("Company"), and Accrew, Inc. ("Client"), a USA registered company.
Background
WHEREAS, the Company has developed a proprietary suite of platforms, including an electronic transfer agent, capital raising and issuance tools, capital markets platform, cap table management, order management system (OMS), and a broker-dealer compliance framework, all designed to facilitate the offering and sale of securities to potential investors; and

WHEREAS, the Client wishes to license TA API functionalities from the Company's Platforms to integrate into their own internet platform, with the understanding that various API elements may be licensed under different terms (the "Platforms").
WHEREAS, the Company has demonstrated the Platforms to the Client.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for the mutual bene?ts to be derived from this Agreement, and for other good and valuable consideration, the receipt and suf?ciency of which are hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS
As used in this API Agreement, the following definitions shall apply:

1.1. "API Platform" means the Company's Application Programming Interface ("API") that allows software or hardware devices to interface with the Company's all-in-one platform, transfer agent, issuance platform, cap table management, order management system (OMS), compliance platform, and dealroom management for the purpose of conducting securities transactions.

1.3. "Intellectual Property Rights" means any and all rights existing under patent law, copyright law, moral rights law, trade secret law, trademark law, and any and all other proprietary rights, and any and all applications, renewals, extensions, and restorations thereof, now or hereafter in force and effect worldwide.

1.4. "Services" has the meaning de?ned in Section 2 of the License Agreement.

1.5. "Software" means the source code, object code, or underlying structure, ideas, routines, or algorithms included in the Services and any software, documentation, or data related to the Services.

1.6. "User" shall mean each person authorized by Client to perform securities issuance on its behalf through the use of or enabled by the Company Services.

2. COMPANY SERVICES
2.1. The company will provide the Services to the Client through the API Platform to enable it to conduct the transactions listed on Schedule A of the License Agreement.

2.2. Company will use commercially reasonable efforts to ensure the Services are available twenty-four (24) hours a day, seven (7) days a week. Company may modify the Services from time to time in its sole discretion as further described at https://apidocs.kore.inc/, provided that any such modi?cation will not affect the availability of the Services. Company will use reasonable efforts to provide the Client with prior written notice of any such modi?cation.

2.3. The Company will provide support to the Client as-described in Part 2.2 of the License Agreement, for the Services during its regular business hours Monday through Friday from 8 am to 8 pm ET.

3. FEES
3.1. In General. The fees and other charges payable by the Client to the Company in exchange for the Services in accordance with Section 2 above are set forth on Schedule "A" attached to and made a part of this Agreement.
3.2. Taxes. The fees set forth on Schedule "A" are exclusive of all federal, state/provincial, municipal, or other government excise, sales, use, value-added, gross receipts, personal property, occupational, or other taxes now in force or enacted in the future that are required to be paid by the Client, and the Client shall pay any such tax (excluding taxes on Company's net income) that the Client is required under applicable law to pay now or at any time in the future with respect to such fees.
3.3. Payment. Payment of the amounts due to the Company shall be made in accordance with the payment schedule set forth on Schedule "A" by credit card, wire transfer, or other immediately available funds. Any amount not paid within thirty (30) calendar days following receipt by the Client of the Company's written invoice shall bear interest at the rate of 1 1/2% per month and result in interruption of support of the

Platforms by the Company.
3.4. Fees. There are two fees associated with this agreement that the Client is responsible for paying. (1) is for the API set up fee and the (2) fee is for the ongoing monthly support, updates, and maintenance of the API that is subscribed by the client.
4. CLIENT RESPONSIBILITIES
4.1. The Client understands and agrees that the Services are dependent upon and require the cooperation and implementation of the Company's systems and procedures regarding transactions with the Client. If the Client's relationship with the Company terminates or changes, the Company may suspend, modify, or terminate the Services as necessary to ensure compliance with the terms of this API Agreement.
4.2. The Client will not, and will not permit any third party, to reverse engineer, decompile, disassemble, or otherwise attempt to discover the Software; modify, translate, or create derivative works based on the Services or Software; use the Services or Software for time sharing or service bureau purposes or for any purpose other than its own use, or use the Services or Software other than in accordance with this API Agreement and in compliance with all applicable laws and regulations.

4.3. Client agrees to (i) designate personnel as required to implement the Services including a primary contact who will be responsible for matters relating to the Services and this API Agreement; and (ii) establish appropriate policies and procedures to detect, prevent and mitigate the risk of identity theft and unauthorized use of the Services. Client acknowledges and agrees that it is responsible for maintaining the security of any Client account, passwords (including but not limited to administrative and User passwords), and ?les, and for all uses of any Client account with or without Client's knowledge or consent. The Client will indemnify, defend, and hold harmless Company from all claims or actions, and any liabilities, losses, expenses, damages, and costs (including, but not limited to, reasonable attorneys' fees) related thereto, arising from Client's use or implementation of the Services.

4.4. The Client acknowledges that its implementation and use of the Services must be lawful and in compliance with all applicable regulations including but not limited to those relating to anti-money laundering, customer veri?cation, etc

5. TERM AND TERMINATION

5.1. The Term of this API Agreement will commence on the date it has been fully executed and continue until terminated as provided herein.

5.2. Either party may terminate this API Agreement for any reason by giving the other party one hundred eighty (180) days prior written notice of such termination.
5.3. The obligations of the parties under this API Agreement that by their nature would continue beyond expiration, termination, or cancellation of this API Agreement (including, without limitation, the warranties, indemni?cation obligations, con?dentiality requirements, ownership, and proprietary rights) shall survive any such expiration, termination or cancellation.

6. PROPRIETARY RIGHTS
6.1. As between the parties, each party shall own and retain all rights, title and interest, including without limitation, all Intellectual Property Rights owned by such party, in and to such party's intellectual property. Neither party shall make any claim to the contrary.
6.2. In order to provide the Services, the Company will have access to and process certain data provided by or on behalf of the Client (the "Content"). Client hereby grants Company a non-exclusive, perpetual, irrevocable, worldwide (except in those jurisdictions or cases where the Company's then-current use, retention, handling, or erasure procedures relevant to the Content are or become prohibited by law or regulation), royalty-free, and sublicensable right to use the Content in an anonymized, aggregated form which meets legal standards in the prevention of re-identi?cation or pro?ling, and is used solely for the purpose of testing, improving and providing the Services and Software. As between Company and Client, Client shall have and retain all right, title, and interest to Content distributed through the Services and the intellectual property rights with respect to that Content.
7. REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties of the Client. The Client represents and warrants to the Company that:
1) Has all the necessary regulatory licenses and is included in the license to be able to transact in certain securities exemptions.
2) it is duly incorporated under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement;
3) it has taken all necessary corporate actions to authorize the execution and delivery by it of its obligations under this Agreement;

4) it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium, and other similar laws generally affecting the enforcement of creditors' rights, and to the fact that equitable remedies, such as speci?c performance and injunction, are discretionary remedies;
5) no authorization, consent, permit, exemption, approval or other action by, or ?ling with, or notice to, any governmental authority is required in connection with the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement; and
6) the execution and delivery of this Agreement, and the performance of its obligations under this Agreement, do not and will not breach or result in a default under (a) any of its constating documents; or (b) any contract or covenant by which it is bound.
7.2 Representations and Warranties of the Company. The Company represents and warrants to the Client that:
1) it is duly incorporated under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement;
2) it has taken all necessary corporate actions to authorize the execution and delivery by it of its obligations under this Agreement;
3) it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium, and other similar laws generally affecting the enforcement of creditors' rights, and to the fact that equitable remedies, such as speci?c performance and injunction, are discretionary remedies;
4) no authorization, consent, permit, exemption, approval, or other action by, or ?ling with, or notice to, any governmental authority is required in connection with the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement;
5) the execution and delivery by it of this Agreement, and the performance of its obligations under this Agreement, do and will not breach or result in a default under (a) any of its constating documents; or (b) any contract or covenant by which it is bound;

6) there is no action, litigation, or other proceeding in progress, pending or, to its knowledge, threatened against the Company which might result in a material adverse change in its ?nancial condition or which would materially adversely affect its ability to perform its obligations under this Agreement;
7) it has not granted, assigned, licensed, in any manner encumbered, committed, or omitted to perform any act by which the rights granted herein and to be granted herein to the Client could or will be encumbered, diminished, or impaired; and
8) the Platforms, API's do not infringe upon or violate any copyright, trademark, or any common law or any other intellectual property rights of a third party.
8 RESPONSIBILITY AND COSTS
The Company and the Client shall each be responsible for their own costs, including legal, accounting, and other professional fees, incurred in connection with this Agreement or otherwise relating to the Transaction.
9 GENERAL
9.1 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein.
9.2 Con?dentiality. The parties acknowledge that this Agreement and the transactions contemplated hereby shall be kept con?dential except with the consent of the other party (as given in section 7) or as may otherwise be required by law. The parties hereto will in good faith attempt to agree, prior to disclosure, on any public announcements or statements related hereto. To the extent the Parties exchange any con?dential information, each party undertakes to protect that information by deploying reasonable commercial efforts. Upon the expiration of the Term or termination of this Agreement, Parties agree to return or destroy (and provide a certi?cate of destruction) of any con?dential information belonging to the other party.
9.3 Further Assurances. The Company and the Client agree to enter into such documents and do all acts and things as are reasonably required to give effect to the terms of this Agreement.
9.4 Entire Agreement/Amendments. This Agreement constitutes the entire agreement among the parties and sets out all the covenants, promises, warranties, representations, conditions, understandings, and agreements among the parties concerning the subject matter of this agreement and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, including all term sheets between the parties and/or af?liates or associates of the parties. There are no covenants, promises, warranties, representations, conditions, understandings, or other agreements, oral or written, expressed, implied, or collateral between or among the parties and/or af?liates or associates of the parties in connection with the subject matter of this Agreement. Except as otherwise provided in this Agreement, this Agreement may be modi?ed, amended, or any provision waived only by a written instrument signed by an authorized of?cer of each party.
9.5 No partnership etc. Each party will act at all times as an independent contractor and will have no right or authority to act on behalf of, create any obligation for, or bind the other party in any way. Nothing in this Agreement will be deemed to create a partnership or joint venture between the parties.
9.6 No assignment. Except as provided herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred by either party without the express written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations under the Agreement in connection with the transfer or sale of all or substantially all of its assets in the event of a merger, consolidation, change in control or similar transaction. Any purported assignment in violation of this section shall be void.
9.7 All notices to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, email, or courier, as follows:
If to the Company:
Attention: Jason Futko, CFO
Kore US Inc. Suite 8500
1 World Trade Center New York, NY
USA 10007
E-mail: jason@kore.inc
If to the Client:
Attention: AJ Montgomery, CEO
Accrew Inc. Chicago, IL
Email: ajm@accrewmoney.com
or to such other address as a party may specify by notice from time to time in writing to the other parties in the manner speci?ed in this Section.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
9.9 Severability. In the event any one or more of the provisions of this Agreement are unenforceable, it will be stricken from this Agreement, but the remainder of the Agreement will be unimpaired. The headings in this Agreement are for purposes of reference only.
9.10 Currency. All currencies noted in this Agreement shall be that of the lawful currency of the United States (US dollar).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date ?rst written above.

Kore US Inc. Accrew Inc.

By:  By:  Name: Peter Daneyko  Name: AJ Montgomery
Title: CRO Title: CEO

Schedule "A"
Private & Con?dential | Not for Distribution | Pricing 2025
Total Set up $15,000 one-time fee
Monthly License fee for API $350.00
Preferred RegA+ Monthly $1,800.00

API includes:
- Transfer Agent
- TA Services
- Holdings
- Transfers
- Trades
- Cap Table
- KoreID
We are pleased to extend preferred pricing for SEC Transfer Agent services to issuers operating on your platform.
Kore Market Pricing vs. Platform Preferred Pricing:

Service Kore Market Pricing Platform Preferred Pricing
RegA+ Transfer Agent Services $2,500 / month $1,800 / month
Included in KoreTransfer USA Transfer Agent Services:
- Unlimited shareholders
- Unlimited transfers
- Unlimited reports
- Unlimited trades (with TradeCheck report)
- Unlimited online e-voting
- Unlimited support and training
- Unlimited news releases and shareholder reports
- Dividend & revenue share distribution (additional costs for third-party banking and ACH fees).